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                                                                      EXHIBIT 21



List of Subsidiaries:




                                                                 State of                          Percentage
           Name                                                  Incorporation                     Owned
           ----                                                  -------------                     ----------
American Insurance Administration Group, Inc.                    Florida                           100%
American Progressive Life & Health Insurance                     New York                          100%
Company of New York
American Pioneer Life Insurance Company                          Florida                           100%
American Exchange Life Insurance Company                         Texas                             100%
Pennsylvania Life Insurance Company                              Pennsylvania                      100%
Peninsular Life Insurance Company                                North Carolina                    100%
Union Bankers Insurance Company                                  Texas                             100%
Constitution Life Insurance Company                              Texas                             100%
Marquette National Life Insurance Company                        Texas                             100%
PennCorp Life Insurance Company                                  Ontario, Canada                   100%
PFI, Inc.                                                        Delaware                          100%
Quincy Coverage Corporation                                      Delaware                          100%
WorldNet Service Corp.                                           Florida                           100%
Security Health Provides, Inc.                                   Delaware                          50%